ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20090392278-32
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/06/2009 8:45 AM
	Entity Number C27330-1997

Certificate of Correction
(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Wellstar International, Inc.

2. Description of the original document for which correction is being made:

Amendment to Certificate of Designation After Issuance of Class or Series

3. Filing date of the original document for which correction is being made: 3/26/2009

4. Description of the inaccuracy or defect.

The initial filing incorrectly described the voting rights of the Series A Convertible.

5. Correction of the inaccuracy or defect.

Article 3 is replaced as follows: Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to 100 votes for each share of Common Stock that each holder is entitled to receive upon conversion of the Series A Preferred Stock in full at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. The holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters.

6. Signature:

X [signature] CEO

Authorized Signature Title * Date

*If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.